UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023 (November 10, 2023)

Snail, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41556	88-4146991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12049 Jefferson Blvd

Culver City, CA 90230

(Address of principal executive offices) (Zip Code)

+1 (310) 988-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SNAL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of

1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ryan Jamieson to Board of Directors of Company and Audit Committee

On November 10, 2023, Snail, Inc. (the “Company”) appointed Ryan Jamieson to the Company’s Board of Directors (“Board”), effective immediately. Mr. Jamieson (“Director”) will serve for a term expiring at the next annual meeting of stockholders of the Company or until his successor is duly elected and qualified. Mr. Jamieson will be eligible to receive compensation for his service on the Board consistent with that provided to all non-employee directors, which is described under the caption “Information about the Board of Directors and Corporate Governance” in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 28, 2023, as adjusted by the Board from time to time.

Mr. Jamieson, age 43, has over 20 years of experience in IT audit, IT risk management and information security. From June 2023 to present, Mr. Jamieson is Founder and Principal of Knit Security. From June 2021 to June 2023, Mr. Jamieson was the Head of Advisory Services, vCISO, and Principal Consultant of Redacted, Inc. From January 2020 to June 2021, Mr. Jamieson was Client Technology IT Risk Lead of EY. From October 2018 to January 2020, Mr. Jamieson was the Business Information Security Officer at SpotX. Prior positions include leading security efforts at Take-Two Interactive Software and holding a number of IT Risk-related roles at American Express. Mr. Jamieson began his career as an enlisted soldier in the United States Army.

Effective November 10, 2023, Mr. Jamieson will become a member of the Audit Committee of the Board with a limited focus over technology controls and cybersecurity-related matters. Financial matters beyond IT General Controls will remain outside Mr. Jamieson’s purview and responsibility as a member of the audit committee. In connection with Mr. Jamieson’s appointment, the Company entered into an Independent Director Agreement (“Director Agreement”) with Mr. Jamieson.

Pursuant to the Director Agreement, Mr. Jamieson agreed to act as a Director of the Company and to be available to perform the duties consistent with such positions pursuant to the Certificate of Incorporation and Bylaws of the Company, and any additional codes, guidelines or policies of the Company that may be effective now or in the future. The Director Agreement continues in effect until the earliest of (a) the death or disability of Director; (b) the termination of Director from membership on the Board by the Company; (c) the annual meeting of the Company’s stockholders in which Director is not re-elected to the Board by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws; and (d) the resignation by Director from the Board.

The Director Agreement provides that, during the term of the Director Agreement, in exchange for his services, the Company shall issue to Mr. Jamieson an annual grant of restricted stock units with a Fair Market Value on the grant date equal to sixty thousand dollars ($60,000) under the Company’s equity incentive plan (the “Annual Award”). The Annual Award of restricted stock units shall vest in four (4) equal quarterly installments commencing in the quarter following the date of the Director’s appointment.

The Director Agreement provides that, during the applicable term, the Company will reimburse Mr. Jamieson for all reasonable out-of-pocket expenses incurred by him in attending any in-person meetings, provided that the director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the director in excess of $500) must be approved in advance by the Company.

The Director Agreement contains customary confidentiality provisions, customary representations and warranties by the parties and other customary miscellaneous provisions.

There was no arrangement or understanding between Mr. Jamieson and any other person with respect to his appointment to the Board. There have been no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Jamieson, or any member of his immediate family, had, or will have, a direct or indirect material interest.

Resignation of Heidy Chow from Audit Committee

Effective November 10, 2023, Heidy Chow resigned from the Audit Committee of the Board. Heidy Chow’s resignation from the Audit Committee of the Board was not as a result of any disagreements with the Company relating to the Company’s operations, policies or practices. Heidy Chow resigned from the Audit Committee of the Board to ensure that the Audit Committee of the Board is fully independent in compliance with applicable Nasdaq listing rules. Heidy Chow will continue to serve as a member of the Board and the Company’s Chief Financial Officer.

The foregoing description of the Director Agreement is qualified in its entirety by reference to the complete terms and conditions of the Director Agreement a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Independent Director Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAIL, INC.

Date: November 16, 2023	By:	/s/ Jim S. Tsai
	Name:	Jim S. Tsai
	Title:	Chief Executive Officer